EXHIBIT 5

                                                              September 26, 2000

ANTs Software.com
801 Mahler Road, Suite G
Burlingame, CA 94010

      Re: Registration Statement on Form S-8

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 27, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5, 437,530 shares of Common Stock, par value $.001 per share (the "Shares"), reserved for issuance pursuant to the ANTs software.com 2000 Stock Option Plan (the Plan") and issuable under Warrants previously granted to directors, officers, advisors, consultants and staff to the Company (the "Warrants").

      It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan and the Warrants, legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                   /s/ The Corporate Law Group
                                   ---------------------------
                                   THE CORPORATE LAW GROUP